Exhibit 99.1

TO: All EPL employees

Yesterday, EPL advised its stockholders to take no action at this time in response to an unsolicited proposal from ATS Inc., a wholly-owned subsidiary of Woodside Petroleum Ltd, to acquire control of the Company at a price of $23.00 per share. Consistent with its fiduciary duties, and in consultation with its independent financial and legal advisors, our Board will meet in due course to review and discuss the ATS proposal and will advise stockholders of its position.

In light of this evolving situation, we will provide you with further updates when we are able. However, I do want to emphasize that the ATS proposal is unsolicited, and it states that it is conditioned upon the termination of EPL’s pending merger with Stone Energy.

It is especially important that the Company continue to speak with one voice as this situation unfolds. Consistent with our existing policy, please forward any calls you may receive from reporters, investors or other outside parties to T.J. Thom at 504-799-4830 and Al Petrie at 504-799-1953.

Right now, the most important thing that all of us can do is remain focused on doing the same outstanding job that we always have.

Sincerely,

Rick Bachmann